Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REVANCE THERAPEUTICS, INC.

L. DANIEL BROWNE hereby certifies that:

ONE: The original name of this company is Essentia Biosystems, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 10, 1999.

TWO: He is the duly elected and acting President of REVANCE THERAPEUTICS, INC., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is REVANCE THERAPEUTICS, INC. (the “Company” or the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Dr., Suite 101, City of Dover, County of Kent, 19904 and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 369,010,269 shares, 224,000,000 shares of which shall be Common Stock (the “Common Stock”) and 145,010,269 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock 369,010,269 shares, 224,000,000 then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted to Common Stock basis).

C. 5,834,206 of the authorized shares of Preferred Stock are hereby designated as “Series E-1 Preferred Stock”, 8,914,007 of the authorized shares of Preferred Stock are hereby designated as “Series E-2 Preferred Stock”, 17,710,373 of the authorized shares of Preferred Stock are hereby designated as “Series E-3 Preferred Stock”, 72,551,683 of the authorized shares of Preferred Stock are hereby designated as “Series E-4 Preferred Stock”, and 40,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series E-5 Preferred Stock” (the Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock and Series E-5 Preferred Stock are collectively referred to as the “Series Preferred”.

D. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, (i) each fifteen (15) outstanding shares of the Corporation’s Common Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Common Stock, (ii) each fifteen (15) outstanding shares of the Corporation’s Series E-1 Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series E-1 Preferred Stock, (iii) each fifteen (15) outstanding shares of the Corporation’s Series E-2 Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series E-2 Preferred Stock, (iv) each fifteen (15) outstanding shares of the Corporation’s Series E-3 Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series E-3 Preferred Stock, (v) each fifteen (15) outstanding shares of the Corporation’s Series E-4 Preferred Stock shall be combined and reconstituted as one (1)

share of the Corporation’s outstanding Series E-4 Preferred Stock and (vi) each fifteen (15) outstanding shares of the Corporation’s Series E-5 Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series E-5 Preferred Stock (collectively, the “Reverse Stock Split”); provided, that all shares of Common Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that all shares of a series of Preferred Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that if the Reverse Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined in good faith by the Corporation’s Board of Directors (the “Board”). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, on a pari passu basis, when and as declared by the Board, but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of the Series E-5 Preferred Stock shall be $22.425 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E-4 Preferred Stock shall be $22.425 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E-3 Preferred Stock shall be $22.425 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E-2 Preferred Stock shall be $22.425 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E-1 Preferred Stock shall be $22.425 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii) acquisitions of Common Stock in the exercise of the Company’s right of first refusal to repurchase such shares.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay concurrently to the holders of Series Preferred an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) Dividends payable in Common Stock shall be paid equally among the holders of Common Stock and the Series Preferred (on an as-converted to Common Stock basis).

(f) The provisions of Sections 1(c) and 1(d) shall not apply to any repurchase of any outstanding securities of the Company that is approved by the Board and a majority of the holders of the Series Preferred.

(g) The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 233,334 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the bylaws of the Company;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series E-5 Preferred Stock in right of redemption, liquidation preference, voting or dividend rights;

(iv) Any redemption or repurchase with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for (x) acquisitions of Common Stock by the Company from directors, employees and consultants not to exceed $100,000 in any twelve month period, or (y) acquisitions of capital stock pursuant to agreements with employees, officers, directors, consultants or other person providing services to the Company upon the termination of such services);

(v) Any payment or declaration of dividends with respect to Common Stock other than dividends required pursuant to Section 1 hereof and except for acquisitions of Common Stock by the Company permitted by Section 1(c) hereof;

(vi) Any agreement by the Company or its stockholders that would effect or result in an Asset Transfer or Acquisition (each as defined in Section 4(c));

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any sale by the Company of securities of a subsidiary of the Company to a third party;

(ix) Any increase or decrease in the authorized number of members of the Company’s Board; or

(x) Any incurrence of indebtedness for borrowed money in excess of $3,000,000 in the aggregate, other than any refinancing of existing indebtedness for borrowed money for an amount not in excess of the amount outstanding as of the Issue Date.

(c) Separate Vote of Series E-1 Preferred. For so long as at least 40,000 shares of Series E-1 Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E-1 Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E-1 Preferred Stock shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E-1 Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock; or

(ii) Any increase or decrease in the authorized number of shares of Series E-1 Preferred Stock.

(d) Separate Vote of Series E-2 Preferred. For so long as at least 339,131 shares of Series E-2 Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E-2 Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E-2 Preferred Stock shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E-2 Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock; or

(ii) Any increase or decrease in the authorized number of shares of Series E-2 Preferred Stock.

(e) Separate Vote of Series E-3 Preferred. For so long as at least 300,000 shares of Series E-3 Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E-3 Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E-3 Preferred Stock shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E-3 Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock; or

(ii) Any increase or decrease in the authorized number of shares of Series E-3 Preferred Stock.

(f) Separate Vote of Series E-4 Preferred. For so long as at least 300,000 shares of Series E-4 Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E-4 Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E-4 Preferred Stock shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E-4 Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock; or

(ii) Any increase or decrease in the authorized number of shares of Series E-4 Preferred Stock.

(g) Separate Vote of Series E-5 Preferred. For so long as at least 200,000 shares of Series E-5 Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E-5 Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E-5 Preferred Stock shall be necessary for effecting or validating the following actions (whether directly or indirectly by amendment, merger, consolidation or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E-5 Preferred Stock so as to affect them adversely;

(ii) Any increase or decrease in the authorized number of shares of Series E-5 Preferred Stock or any other series of the Series Preferred; or

(iii) Any authorization or issuance of any security having voting, liquidation, participation, redemption or dividend rights senior to or pari passu with the Series E-5 Preferred Stock.

(h) Election of Board of Directors.

(i) For so long as at least 200,000 shares of Series E-5 Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series E-5 Preferred Stock after the filing date hereof) the holders of Series E-5 Preferred Stock, voting together as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of a majority of the Common Stock and Series Preferred, voting together as a single class, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, the holders of Series E-5 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series E-5 Preferred Stock equal to one and one half (1 1/2) times the Original Issue Price of the Series E-5 Preferred Stock plus all declared and unpaid dividends on the Series E-5 Preferred Stock for each share of Series E-5 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E-5 Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series E-5 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series E-5 Preferred Stock as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Common Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, the holders of Series E-4 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series E-4 Preferred Stock equal to the Original Issue Price of the Series E-4 Preferred Stock plus all declared and unpaid dividends on the Series E-4 Preferred Stock for each share of Series E-4 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E-4 Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series E-4 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series E-5 Preferred Stock and Series E-4 Preferred Stock as set forth in Sections 3(a) and 3(b) above, before any distribution or payment shall be made to the holders of any Common Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, the holders of Series E-3 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series E-3 Preferred Stock equal to the Original Issue Price of the Series E-3 Preferred Stock plus all declared and unpaid dividends on the Series E-3 Preferred Stock for each share of Series E-3 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E-3 Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series E-3 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) After the payment of the full liquidation preference of the Series E-5 Preferred Stock, Series E-4 Preferred Stock and Series E-3 Preferred Stock as set forth in Sections 3(a) through 3(c) above, before any distribution or payment shall be made to the holders of any Common Stock or Series E-1 Preferred Stock, the holders of Series E-2 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series E-2 Preferred Stock equal to the Original Issue Price of the Series E-2 Preferred Stock plus all declared and unpaid dividends on the Series E-2 Preferred Stock for each share of Series E-2 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E-2 Preferred Stock of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) shall be distributed among the holders of Series E-2 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(e) After the payment of the full liquidation preference of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock and Series E-2 Preferred Stock as set forth in Sections 3(a) through 3(d) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series E-1 Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series E-1 Preferred Stock equal to the Original Issue Price of the Series E-1 Preferred Stock plus all declared and unpaid dividends on the Series E-1 Preferred Stock for each share of Series E-1 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E-1 Preferred Stock of the liquidation preference set forth in this Section 3(e), then such assets (or consideration) shall be distributed among the holders of Series E-1 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(f) After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a) through 3(e) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then upon the closing of such Acquisition or Asset Transfer each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof, or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof if such holder had converted such shares of Series Preferred into Common Stock immediately prior to the closing of such Acquisition or Asset Transfer.

(b) If an Acquisition or Asset Transfer is structured such that the aggregate consideration is payable in a series of payments (such as earn-out payments, escrow amounts or other contingent payments), in order to give effect to the priorities and preferences described in Section 3 above and in this Section 4, (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies shall be allocated among the holders of capital stock of the Company as if such initial consideration were the only consideration payable in connection with such Acquisition or Asset Transfer, and (ii) thereafter, any additional payments shall be allocated among the holders of capital stock of the Company, after taking into account all previous payments, as if such payment and all previous payments were received in a single payment (the “Aggregate Payment”), and that such Aggregate

Payment was the only consideration payable in connection with such Acquisition or Asset Transfer. For avoidance of doubt, in applying distributions upon an Acquisition or Asset Transfer pursuant to Section 3 above and this Section 4 that involves a series of payments (such as earn-out payments, escrow amounts or other contingent payments), the holders of the Series Preferred will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof, or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof if such holder had converted such shares of Series Preferred into Common Stock immediately prior to the closing of such Acquisition or Asset Transfer, taking into account cumulative installment or contingent payments.

(c) For the purposes of this Section 4: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company (in the aggregate) immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(d) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for the Series Preferred shall initially be the applicable Original Issue Price of the Series Preferred (the “Series Preferred Conversion Price”) Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after March 29, 2013 (the “Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the

Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 4 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If on, or at any time or from time to time after the Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of Series E-5 Preferred Stock (and so long as the Effective Price is less than the Conversion Price of such series) (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, as applicable, in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentences, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Preferred Conversion Price of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, as applicable, in an amount less than one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, as applicable.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into or exercisable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(v) For the purpose of making any adjustment to the Conversion Price of the Series E-5 Preferred Stock, Series E-4 Preferred Stock, Series E-3 Preferred Stock, Series E-2 Preferred Stock, or Series E-1 Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board including at least one director elected by the holders of the Series E-5 Preferred Stock;

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board including at least one director elected by the holders of the Series E-5 Preferred Stock;

(E) shares of Common Stock or Convertible Securities (i) issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board including at least one director elected by the holders of the Series E-5 Preferred Stock; (ii) issued in connection with that certain Note and Warrant Purchase Agreement between the Company and the purchasers named therein, dated as of January 24, 2011, as amended from time to time; or (iii) issued pursuant to that certain Note and Warrant Purchase Agreement between the Company and the purchasers named therein dated on or about October 8, 2013 (as the same may be amended from time to time) or such other securities issuable in accordance with the terms set forth therein;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board including at least one director elected by the holders of the Series E-5 Preferred Stock;

(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, licensing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board including at least one director elected by the holders of the Series E-5 Preferred Stock; and

(H) shares of Series Preferred and any Convertible Securities issued in connection with the Amended and Restated Series E-5 Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2013 and as amended from time to time.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(i) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, which will include the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-5 Preferred Stock, (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (a “Public Offering”), upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (C) immediately upon the closing of a Public Offering in which the per share price is at least the Original Issue Price of the Series E-5 Preferred Stock (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof) and in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (in each case, a “Qualified Public Offering”).

(ii) In addition, (A) each outstanding share of Series E-5 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of the Series E-5 Preferred Stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-5 Preferred Stock; (B) each outstanding share of Series E-4 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of the Series E-4 Preferred Stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-4 Preferred Stock; (C) each outstanding share of Series E-3 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of the Series E-3 Preferred Stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-3 Preferred Stock; (D) each outstanding share of Series E-2 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of the Series E-2 Preferred Stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-2 Preferred Stock; and (E) each outstanding share of Series E-1 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of the Series E-1 Preferred Stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E-1 Preferred Stock.

(iii) Upon the occurrence of any conversion of any class or series of Series Preferred specified in Section 5(l)(i) or 5(l)(ii) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail (with a copy to be sent to counsel for the party to be notified to the extent requested in writing by such party) or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, costs prepaid and specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6. NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions which may be set forth in this Restated Certificate. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, REVANCE THERAPEUTICS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this             day of January, 2014.

REVANCE THERAPEUTICS, INC.

L. Daniel Browne
President